Exhibit 99.1

FINISH LINE INC. ANNOUNCES SETTLEMENT OF LITIGATION

INDIANAPOLIS, March 4, 2008 – The Finish Line, Inc. (NASDAQ: FINL) (the “Company”) announced today that it has entered into a Settlement Agreement settling all litigation relating to the proposed acquisition of Genesco Inc. and the provision of financing for the acquisition by UBS LLC and UBS Loan Finance LLC (collectively “UBS”). Pursuant to the settlement, the pending merger of Genesco and the Company has been terminated. The Boards of Directors of the Company and Genesco approved the Settlement Agreement on Monday, March 3, 2008.

The parties have agreed to settle the actions filed by UBS in the United States District Court for the Southern District of New York and filed by Genesco in the Chancery Court for the State of Tennessee  and to terminate the Agreement and Plan of Merger relating to the Company’s acquisition of Genesco and the Bank and Bridge Facilities Commitment Letter between UBS and the Company. As consideration for the settlement, the Company and UBS have agreed to pay Genesco a cash payment totaling $175 million and the Company also has agreed to issue to Genesco 6,518,971 shares of the Company’s Class A Common Stock. Genesco intends to distribute these shares to its shareholders as soon as reasonably practicable following registration of such shares by the Company.

Pursuant to a separate agreement between the Company and UBS regarding the $175 million payment, UBS will pay $136 million of that amount to Genesco and the Company will pay the remaining $39 million to Genesco. The Settlement Agreement provides for the cash payment and the issuance of the Shares to Genesco to be made no later than 5:00 p.m. Eastern Standard Time on Friday, March 7, 2008. The Settlement Agreement provides for customary mutual releases.

The Settlement Agreement also includes a standstill agreement, which includes the agreements of Genesco and the Company that, for a period of three years, neither of such parties will (i) acquire, or cause their affiliates to acquire, an ownership interest in the other party; (ii) offer or seek a business combination or similar transaction with the other party; (iii) seek or propose to influence or control the management, Boards of Directors or policies of the other party, seek representation on the Boards of Directors of the other party, or solicit proxies or consents with respect to the securities of the other party; or (iv) enter into discussions, negotiations, arrangements or understandings with any third party with respect to the foregoing.

"This agreement is a positive step for Finish Line," said Alan H. Cohen, Chairman and CEO of The Finish Line Inc. " I would like to thank our Board of Directors for their guidance and counsel and our employees for their support.  With the litigation firmly behind us, we will be able to focus all of our resources and attention on our fiscal 2009 goals and strategic priorities."

About The Finish Line

The Finish Line, Inc. is one of the largest mall-based specialty retailers operating under the Finish Line and Man Alive brand names.  The Finish Line, Inc. is publicly traded on the NASDAQ Global Select Market under the symbol FINL.  The Company currently operates 697 Finish Line stores in 47 states and online and 94 Man Alive stores in 19 states and online.  To learn more about these brands, visit www.finishline.com and www.manalive.com.

Forward-Looking Statements

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended).  Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements.  Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees, general economic conditions and adverse factors impacting the retail athletic industry; management of growth; uncertainties relating to the closing of the actions contemplated by, and the satisfaction of the conditions of, the Settlement Agreement; and the other risks detailed in the Company’s Securities and Exchange Commission filings, which are incorporated herein by reference.  The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statement that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACTS:
Investor Relations,
Kevin S. Wampler, Executive Vice President - CFO,
317-899-1022, ext 6914

Media Requests,
Elise Hasbrook, Corporate Communications Manager,
317-899-1022, ext 6827